Exhibit 99.1

NEWS RELEASE

Contacts:  Jeff Galow, 713/877-5327

Valerie Calvert, 713/877-5305

Quanex Announces Definitive Agreement to Purchase TruSeal Technologies

Houston, Texas, November 21, 2003 - Quanex Corporation (NYSE:NX), an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets, announced today that it signed a definitive purchase agreement with Kirtland Capital Partners to purchase the stock of TruSeal Technologies, Inc., in a cash transaction.  The acquisition is subject to government approval.  The Company expects to close the deal about January 2, 2004.  Terms were not disclosed.

TruSeal, headquartered in Beachwood, Ohio, manufactures and markets a full line of patented, flexible insulating glass spacer systems and sealants for wood, vinyl and aluminum windows.  The product separates and seals glass within the window frame and acts as a thermal barrier to conserve energy.  TruSeal’s revenue for 2003 is expected to be approximately $80 million and they employ about 300 employees. The operation will become part of Quanex’s Building Products segment.

“TruSeal is a leading manufacturer in their industry and this acquisition compliments our efforts to provide our door and window customers with a broad range of high quality components and products,” stated Raymond Jean, chairman and chief executive officer of Quanex.  “Today, some 90% of all new windows manufactured feature insulating glass, and with window demand increasing faster than new home starts, the outlook for this type of business is excellent.  TruSeal will also provide some customer diversification and give us a platform for international expansion.  We look forward to having their strong management team help us grow our Building Products segment, and expect the acquisition to be accretive to earnings in its first year.  The acquisition of TruSeal, like Colonial Craft before it, serves as an excellent example of the type of acquisition we’ll make at Quanex as we profitably grow our core businesses,” said Jean.

Quanex Corporation is an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets.  The Company was founded in 1927 and its stock is listed on the New York Stock Exchange under the symbol NX.  For further information visit the Company website at www.quanex.com.

Statements that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing of December 20, 2002 under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

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